UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2011
McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-07791 (Commission File Number)	72-1424200 (IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (504) 582-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 6, 2011, McMoRan Exploration Co. (“McMoRan”) completed its offer to exchange up to $74,720,000 aggregate principal amount of its 5 1/4% Convertible Senior Notes due 2011 (“Old Notes”). Old Notes in the principal amount of $68,177,000 were tendered and accepted for exchange for an equal principal amount of newly issued 5 1/4% Convertible Senior Notes due 2012 (“New Notes”). McMoRan repaid the remaining $6,543,000 principal amount of the Old Notes, which matured in accordance with their terms on October 6, 2011. On October 6, 2011, McMoRan issued a press release announcing the results from the exchange offer (see Exhibit 99.1).
The New Notes are governed by the terms of an indenture (the “Indenture”) dated October 6, 2011, by and among McMoRan and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “TIA”) and the terms of the New Notes include those set forth in the Indenture and those made part of the Indenture by reference to the TIA.
The description below is a summary of certain selected terms of the Indenture and the New Notes. It does not purport to be complete and is qualified in its entirety by the complete text of the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The New Notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of McMoRan common stock. The New Notes are convertible at a conversion price of $16.575 per share, which is equal to a conversion rate of approximately 60.3318 shares of common stock per $1,000 principal amount of New Notes, subject to adjustment upon the occurrence of certain events.
The New Notes bear interest at 5 1/4% per annum on the principal amount, payable semi-annually on April 6, 2012, and the maturity date of October 6, 2012.
McMoRan may redeem the New Notes, in whole or in part, for cash at any time at a redemption price equal to 100% of the principal amount of the New Notes plus any accrued and unpaid interest on the New Notes to, but not including, the redemption date if the closing price of McMoRan’s common stock has exceeded 130% of the conversion price for at least 20 trading days in any consecutive 30-day trading period. In addition, if on any interest payment date, the aggregate principal amount of New Notes outstanding is less than 15% of the aggregate principal amount of New Notes outstanding after the issue date, McMoRan may redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the New Notes plus any accrued and unpaid interest on the New Notes to, but not including, the redemption date.
The New Notes are McMoRan’s unsecured and unsubordinated obligations and will rank on a parity in right of payment with all of our existing and future senior and unsecured debt and senior to any of McMoRan’s future subordinated debt. In addition, the New Notes will effectively rank junior to any future secured indebtedness McMoRan may incur and junior to all liabilities of McMoRan’s subsidiaries.
Upon a change of control event (as defined in the Indenture), each holder of the New Notes may require McMoRan to repurchase some or all of its New Notes at a repurchase price equal to 100% of the aggregate principal amount of the New Notes plus accrued and unpaid interest, if any, to but excluding the date of purchase.
Upon a continuing event of default (as defined in the Indenture), the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes may declare the New Notes immediately due and payable at their principal amount together with accrued interest, except that an event of default resulting from a bankruptcy or similar proceeding will automatically cause the New Notes to become immediately due and payable without any declaration or other act on the part of the Trustee or any New Note holders.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 which is incorporated herein by reference.
Item 3.02 Unregistered Sale of Equity Securities.
See Item 1.01 which is incorporated herein by reference.
The New Notes were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 3(a)(9) of the Securities Act.
Item 8.01 Other Events.
On October 6, 2011, McMoRan issued a press release announcing the results from the exchange offer for its $74.7 million 5 1/4% Convertible Senior Notes due 2011 (see Exhibit 99.1).
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.
By:	/s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer and Secretary (authorized signatory and Principal Financial Officer)

Date: October 11, 2011

McMoRan Exploration Co.
Exhibit Index
Exhibit
Number

4.1	Indenture dated October 6, 2011 by and among McMoRan Exploration Co. and The Bank of New York Mellon Trust Company, N. A., as Trustee.

99.1	Press release dated October 6, 2011, titled “McMoRan Exploration Co. Completes Exchange Offer for 5 1/4% Convertible Senior Notes.”